                            STOCKHOLDERS' AGREEMENT
                            OF SKYAUCTION.COM, INC.


         THIS AGREEMENT (the "Agreement") is made and entered into as of March 30, 2000 by and among SkyAuction.com, Inc., a Delaware corporation (the "Company"), the Stockholders named on Schedule I and each other person who becomes a party to this Agreement in accordance with the terms hereof (the "Stockholders"), with reference to the following background:

         A. The authorized capital stock of the Company consists of shares of Common Stock and Preferred Stock. The shares of Preferred Stock and Common Stock are referred to in this Agreement collectively as the "Shares."

         B. The Stockholders and the Company wish to enter into an agreement imposing certain restrictions upon the transfer of Shares by Stockholders, providing for rights of Stockholders to participate in transactions under certain circumstances, and providing for certain other matters relating to the management and control of the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Corporate Governance.

         (a) Board of Directors. The Company shall have a Board of Directors with ten seats. The holders of the issued and outstanding Common Stock shall have the right (acting by vote or consent of the holders of at least a majority of the shares) to elect nine Directors and the holders of at least a majority of the Series A Preferred Shares (the "Requisite Series A Holders") shall have the right to elect one Director. The initial composition of the Board of Directors shall be: Leonard Shutzman (Chairman), Michael N. Hering, Salvatore Esposito Jr., Brian Mulroney, Brent Longnecker, Thomas G. Baxter, Derek Reisfeld, Ciara Bumham, Merlin Dewing and Varel D. Freeman or another designee of Baring Latin America Private Equity Fund, LP ("Baring") reasonably acceptable to the remaining members of the Board (who shall be elected by the Requisite Series A Holders and shall remain a Director so long as Baring is a holder of at least 33,333 Series A Preferred Shares).

         (b) Committees of the Board. For so long as Baring remains the holder of at least 33,333 Series A Preferred Shares, the Baring representative shall be entitled to serve on the following Committees of the Board:

         Compensation Committee: A compensation committee of the Board will be formed consisting of three non-management Directors. The compensation committee will approve all increases in executive compensation, annual executive bonuses and all option grants.

         Audit Committee: An audit committee of the Board with be formed consisting of three non-management Directors. This committee will approve the engagement of the Company's auditors and approve the audit prior to its issuance each year.

         Executive Committee: The Baring representative will also be entitled to serve on any Executive Committee of the Company so long as Baring is a holder of at least 33,333 Series A Preferred Shares.

         (c) Approval of Baring for Certain Corporate Actions. So long as Baring is a holder of at least 33,333 Series A Preferred Shares, Baring's approval will be required for: (i) the sale by the Company of a substantial portion of its assets (other than in the ordinary course of business); (ii) the purchase by the Company of all or substantially all the assets of another entity; (iii) the merger of the Company with another entity; (iv) the liquidation or dissolution of the Company; (v) a filing for bankruptcy or dissolution of the Company; (vi) entry into entirely new lines of business (i.e., businesses having no relation to Internet-based travel auctions); (vii) hiring (excluding currently contracted executives) or firing of the President and CEO, COO, CFO, CTO, Controller and head of marketing, it being understood that the firing of the above executives will require the approval of the Compensation Committee of the Board; (viii) alterations or changes to the rights, preferences or privileges of the Series A Preferred Stock; (ix) increases or decreases in the authorized number of Series A Preferred Stock; (x) creation (by reclassification or otherwise) of any new class or series or any other security convertible into equity securities having a preference over the Series A Preferred Stock (except for securities issued at a price reflecting a pre-money valuation of the Company of at least $150 million); (xi) any declaration or payment of dividends; (xii) the repurchase or redemption of any Common Shares (other than pursuant to employee agreements or any incentive plan or program approved by the Board); (xiii) amendments to the Company's certificate of incorporation and by-laws (except to effectuate any action otherwise pennitted hereunder); (xiv) an increase in the number of shares reserved under the Company's option and incentive plans; or (xv) any borrowing by the Company exceeding $10 million in any given year.

         2. General Restriction on Transfer

         (a) Restriction. A Stockholder shall not sell, assign, transfer, give, donate, pledge, create a security interest in, place in trust, hypothecate or otherwise dispose of or encumber, directly or indirectly (each of the foregoing, a "Transfer") any Shares, or agree to Transfer any Shares, whether now held or hereafter acquired by the Stockholder, except in accordance with the provisions of this Agreement.

         (b) General Right of Transfer. Subject to the qualifications set forth elsewhere herein, a Stockholder may transfer Shares provided that (i) any such transfers are made to affiliates of such Stockholder or involve the Transfer of at least 25% of such Stockholder's Shares, (ii) such transfers are otherwise in compliance with applicable laws and regulations as such shall be evidenced to the Company by a satisfactory letter of counsel, (iii) such transferees agree in writing to be bound by and subject to the term of this Agreement, and provided further that no holder of Preferred Stock may transfer any Shares to any direct competitor of the Company without the prior express approval of the Company, and
(iv) with respect to Michael N. Hering, up to _____ shares which may be transferred pursuant to certain call options (the "Call Shares"), so long as such call options are in effect.

         (c) Effect of Purported Transfer. Any purported Transfer of Shares by a Stockholder that is not in accordance with the provisions of this Agreement shall be null and void, and shall not operate to Transfer any right, title or interest in such Shares to the purported transferee.

         3. "Co-Sale" Rights of the Holders of Preferred Stock.

         (a) The provisions of this Section 3 will not apply to a sale of shares to a Permitted Transferee or pursuant to a Public Offering (as defined hereafter).

         (b) If at any time Michael N. Hering or Salvatore Esposito Jr. (each, a "Founder" and, collectively, the "Founders" and for the purposes of this Section 3, the "Selling Founder(s)") propose, to sell a number of shares of Common Stock, representing 5% or more of the issued and outstanding shares of Common Stock of the Company (on a fully-diluted, as converted basis) (a "Transaction"), then the Selling Founder(s) shall, prior to the consummation thereof, offer each of the Stockholders holding Series A Preferred Stock (the "Series A Holders") the opportunity to join in such transfer on a pro rata basis, as hereinafter provided. With respect to Michael N. Hering, the transfer of the Call Shares shall not be subject to the provisions of this Section 3, and shall not be counted as part of the 5% stated above.

         (c) If the Selling Founder(s) receive from or otherwise negotiate(s) with a third party an offer to purchase shares (the "Tag-Along Offered Shares") held by such Selling Founder(s) (a "Tag-Along Offer"), and such Selling Founder(s) intend(s) to sell such Tag-Along Offered Shares to such third party, such Selling Founders shall provide written notice (the "Tag-Along Notice") of such Tag-Along Offer to each of the Series A Holders not less than 20 days prior to the consummation of the sale contemplated by the Tag-Along Offer. The Tag-Along Notice shall identify (i) the number of Tag-Along Offered Shares; (ii) the consideration offered per share; and (iii) all other material terms and conditions of the Tag-Along Offer. Each of the Series A Holders shall have the right and option, for a period of 15 days after the date the Tag-Along Notice is given to such Series A Holder (the "Tag-Along Notice Period") to notify the Selling Founder of such Series A Holder's interest in selling up to the pro rata portion

(calculated on an as-converted basis) of such Series A Holder's shares pursuant to the Tag-Along Offer. Each Series A Holder desiring to exercise such option (each, a "Tag-Along Stockholder") shall, prior to the expiration of the Tag-Along Notice Period, provide the Selling Founder with a written notice specifying the number of shares (which shall not exceed such Tag-Along Stockholder's pro rata portion) as to which such Tag-Along Stockholder has an interest in selling pursuant to the Tag-Along Offer (a "Tag-Along Notice of Interest"), and shall deliver to the Selling Founder such certificates and documents as the Selling Holder shall reasonably request to permit the sale of such shares pursuant to the Tag-Along Offer. Each Tag-Along Stockholder that delivers the Tag-Along Notice of Interest within the Tag-Along Notice Period shall be obligated to sell its shares pursuant to the Tag-Along Offer unless the Selling Founder does not consummate the sale or other disposition pursuant to the Tag-Along Offer within 80 days of the giving of a Tag-Along Notice.

         (d) Promptly after the consummation of the sale or other disposition of the Selling Founders' and any Tag-Along Stockholders' Shares to the third party pursuant to the Tag-Along Offer, the Selling Founder shall remit to each of the Tag-Along Stockholders the total purchase price of the shares of such Tag-Along Stockholder sold pursuant thereto, less the pro rata portion of the out-of-pocket expenses (including, without limitation, reasonable legal expenses) incurred by the Selling Founder in connection with such sale, provided, that the Tag-Along Stockholders shall not be liable for any such expenses in the event that such sale is not consummated.

         (e) If at the end of the Tag-Along Notice Period any Tag-Along Stockholder shall not have given a Tag-Along Notice of Interest with respect to some or all of the pro rata portion of its shares, such Tag-Along Stockholder will be deemed to have waived its rights under this Section 3 to sell the pro rata portion of its shares for which such Tag-Along Stockholder has not given a Tag-Along Notice of Interest. If the Selling Founder has not completed the sale of all the Tag-Along Offered Shares and the shares delivered to the Selling Founder pursuant to Section 3(c) within 80 days following delivery of the Tag-Along Notice, the Selling Founder shall return to each of the Tag-Along Stockholders all certificates and documents provided to the Selling Founder by each such Tag-Along Stockholder pursuant to Section 3(c).

         (f) Except as expressly provided in this Section 3, no Selling Founder shall have any obligation to any Tag-Along Stockholder with respect to the sale of any such Tag-Along Stockholder's shares pursuant to this Section 3. No Selling Founder shall have any obligation to any Tag-Along Stockholder to sell any Tag-Along Offered Shares pursuant to this Section 3 or as a result of any decision by a Selling Founder not to accept or consummate any Tag-Along Offer or sale with respect to the Tag-Along Offered Shares, it being understood that any and all such decisions shall be made by the Selling Founder in its sole discretion. No Tag-Along Stockholder shall be entitled to sell or otherwise dispose of shares directly to any third party pursuant to a Tag-Along Offer, it being understood that all such sales shall be made only on the terms and pursuant to the procedures set forth in this Section 3.

         4. Founders' "Drag-Along" Rights.

         (a) If, at any time during the four year period following the Closing, Michael N. Hering (or both Founders) receives an offer to sell all of the outstanding equity securities of the Company (the "Sale"), the Series A Holders and all other Stockholders of the Company shall, at the request of Mr. Hering, have the obligation to participate in such sale provided that, on a per share basis, any such sales by the holders of the Series A Preferred Stock (assuming the conversion of such Shares into Common Stock) shall be on the same terms and conditions as the proposed sale by Mr. Hering.

         (b) Upon the decision of Mr. Hering (or both Founders) to enter into an agreement described in Section 4(a) above, he shall notify the Series A Holders and all other stockholders of the Company of such offer. Such notice shall state the date of the closing of the Sale as well as the consideration offered per share. Each of the Series A Holders and all other stockholders of the Company shall be required, within 15 days of the receipt of such notice, to deliver to Mr. Hering all such certificates and documents as he shall request to enable him to effect the sale of all the equity securities of the Company owned and/or held (directly or indirectly) by such Series A Holder or any other stockholder of the Company. Any Series A Holder or any other stockholder which shall not do so shall have been deemed to have given Mr. Hering a proxy (and any other relevant document) to affect the Sale as described herein.

         (c) Promptly after the consummation of the Sale, Mr. Hering shall remit to each of the Series A Holders and other stockholders selling their securities in the Sale, the total purchase price of the securities of each such Series A Holder and or other stockholder sold pursuant thereto, less the pro rata portion of the out-of-pocket expenses (including, without limitation, reasonable legal expenses) incurred by Mr. Hering in connection with the Sale, provided, that the Series A Holders and other stockholders shall not be liable for any such expenses in the event that the Sale is not consummated.

         (d) If Mr. Hering has not completed the Sale within 80 days following delivery of the notice described in Section 4(b) herein, he shall return to each of the Series A Holder and other stockholder all certificates and documents provided to him by each such Series A Holder and other stockholder pursuant to
Section 4(b).

         (e) Except as expressly provided in this Section 4, no Founder shall have any obligation to any Series A Holder or any other stockholder with respect to the sale of any such Series A Holder's and any other stockholder's shares pursuant to this Section 4. No Founder shall have any obligation to any Series A Holder or any other stockholder to sell any securities pursuant to this Section 4 or as a result of any decision by a Founder not to accept or consummate any transaction described in this Section 4, it being understood that any and all such decisions shall be made by Mr. Hering in his sole discretion. No Series A Holder or any other stockholder shall be entitled to sell or otherwise dispose of his equity securities in the Company directly to any third party pursuant to any offer described herein or any modification thereof, it being understood that any and all such sales shall be made only on the terms and pursuant to the procedures set forth in this Section 4.

         (f) The provisions of this Section 4 shall only apply to bona-fide arms' length sales of all of the issued and outstanding equity securities of the Company to third parties which are unaffiliated with Mr. Bering.

         5. Purchase Rights Relating to Option and Incentive Shares. In the event that pursuant to restrictions on transfer imposed on any Common Stock issued by the Company pursuant to any incentive plan or program of the Company, including, but not limited to, any stock option plan implemented by the Company, any such Shares are offered for purchase to the Company and the Company elects not to exercise its rights to purchase such Shares, the holders of all Common Stock and Preferred Stock of the Company shall have the right to purchase any such offered Shares on a pro rata basis (assuming the conversion of all Preferred Stock into Common Stock) at a purchase price per share equal to the fair market value thereof as determined by the Company's Board of Directors. It shall be the responsibility of the Company, at the expense of any such selling Stockholder, to notify each Stockholder having purchase rights hereunder of any such pending offer, promptly upon the determination by the Company not to accept any such offer. Each Stockholder wishing to purchase Shares in connection with any such offer shall notify the Company in writing of its election to so participate within 15 days of receipt of the Company's notice. Failure to respond within such 15 day period shall be deemed to be a rejection of the offer to participate in such purchase and sale, and the selling Stockholder shall be entitled to consummate the proposed sale on the terms set forth in its notice delivered to the Company within 90 days following the expiration of the 15 day notice period to the Company's Stockholders (or such later date as is necessary to obtain all requisite governmental and regulatory approvals and consents). If such sale is not consummated within such period the selling Stockholder may not effect any sale unless it again shall have complied with this Section 5.

         6. Preemptive Rights.

         (a) The Company will not issue any New Stock (as defined below) without providing the Stockholders a reasonable opportunity to exercise the right to purchase a proportional interest in the New Stock equal to the percentage interest such Stockholder owns of the Company's outstanding Shares immediately prior to the issuance of any New Stock. The right to purchase such New Stock shall be subject to the following additional provisions of this Section 6.

         (b) "New Stock" shall mean any capital stock of the Company or its subsidiaries whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable or exercisable for capital stock; provided however, that the term

New Stock shall not include (i) securities issued as consideration of the Company's or any Company subsidiaries' acquisition of another corporation or entity that is not any Affiliate (as defined in Rule 144(a) of the Securities Act of 1933, as amended) of the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company acquires more than 50% of the voting power or assets of such corporation or entity, (ii) Common Stock (including options or warrants to purchase Common Stock and Common Stock issued upon exercise thereof) issued to employees, directors, advisors or consultants or the Company pursuant to plans or agreements approved by the Board of Directors, up to an aggregate maximum of 11% of the Corporation's issued and outstanding Common Stock on a fully diluted basis at any given time, (iii) securities issued as finders' fees, placement agent fees or in connection with any financing or financial advisory services, (iv) securities issued pursuant to any stock dividend, stock split, combination or other reclassification by the Company of its capital stock, (v) Common Stock issued in connection with any credit agreements or loans, or (vi) Common Stock issued upon conversion of Preferred Stock.

         (c) In the event the Company undertakes an issuance of New Stock it shall give the Stockholders written notice, pursuant to the provisions of this
Section 6 of its intention, describing the price, number of shares of capital stock and the general terms upon which the Company proposes to issue such capital stock. Each of the Stockholders shall have ten (10) business days from the date of receipt of any such notice to agree to purchase any or all of such shareholder's proportionate share of such New Stock for the price and upon the general terms specified in the notice by giving written notice to the Company an stating therein the quantity of shares of New Stock to be purchased.

         (d) To the extent that any or all of the Stockholders fail to exercise their right t purchase New Stock offered within said ten business day period, the Company shall have 120 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Stock covered thereby shall be closed, if at all, within 20 days from the date of said agreement) to sell all such New Stock with respect to which the preemptive right provided in this Section 6 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice.

         (e) The rights provided under this Section 6 shall not apply to a Public Offering and shall expire on the effective date of a registration statement filed with the Commission in connection with a Public Offering (provided, that such right shall be reinstated if equity securities of the Company are not sold pursuant to such registration statement).

         "Public Offering" shall mean an offering of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended.


         7. Closing

         The closing of any purchase and sale of Shares under this Agreement shall take place at the principal office of the Company or such other location as may be agreed to by all parties involved. At the closing, the party selling Shares shall deliver the certificates for the Shares being sold, duly endorsed for Transfer and free and clear of any lien, claim, charge, pledge, security interest or encumbrance whatsoever (other than restrictions created by this Agreement).

         8. Limitations on Company; Distributions to Stockholders.

         (a) Purchase Generally. The Company shall not exercise an option to purchase Shares, nor shall the Company be required to purchase Shares, if the purchase on the terms proposed would be prohibited at the time under Delaware or other applicable law.

         (b) Distributions. If, because of limitations on distributions to the Stockholders under Delaware law, the Company would be unable to consummate any purchase of Shares which it otherwise would elect or be required to make under this Agreement, the Company and the Stockholders shall promptly take all lawful action to the extent necessary to permit the purchase by the Company.

         9. Stock Certificates.

         All certificates representing Shares shall be marked with the following legend:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
         UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE HOLDER OF THESE SHARES MAY BE REQUIRED TO DELIVER TO THE COMPANY, IF THE COMPANY SO REQUESTS, AN OPINION OF COUNSEL (REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY) TO THE EFFECT THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (OR QUALIFICATION UNDER STATE SECURITIES LAWS) IS AVAILABLE WITH RESPECT TO ANY TRANSFER OF THESE SHARES THAT HAS NOT BEEN SO REGISTERED (OR QUALIFIED).

         THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS' AGREEMENT BETWEEN THE COMPANY AND ITS RESPECTIVE STOCKHOLDERS, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE COMPANY, REFERENCE TO ALL THE TERMS AND CONDITIONS THEREOF
         BEING MADE, AND NO SALE OR TRANSFER OF THE SHARES EVIDENCED HEREBY MAY BE EFFECTED, EXCEPT PURSUANT TO THE TERMS AND CONDITIONS OF SAID STOCKHOLDERS' AGREEMENT.

         THE COMPANY WILL FURNISH TO THE RECORD HOLDER OF THE CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE, A COPY OF THE STOCKHOLDERS' AGREEMENT.

         In addition, all certificates representing Preferred Stock will be marked with the following additional legend:

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH HOLDER WHO SO REQUESTS A DESCRIPTION OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE RIGHTS OF EACH SERIES OF PREFERRED STOCK.

         10. Notices.

         All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including by telex or facsimile transmission) and mailed or sent or delivered at the addresses specified below. All such notices and communications shall be given by hand, telex or facsimile transmission; provided that, in the event that telex and facsimile transmission facsimiles are not operational, such notices and communications may be given by mail, but the sender shall use reasonable efforts to confirm facsimile transmission facilities shall become operational. All such notices and communications shall be effective when delivered by hand, or, in the case of mail, upon the earlier of receipt and confirmation by telex or facsimile transmission as provided below, or, in the case of facsimile transmission, when sent as addressed as set forth herein and confirmation of delivery is received, or, in the case of telex, when the telex is sent and the appropriate answer back is received. The address for each of the Investors is as set forth on the signature blocks below. The address for the Company is as follows.


               SkyAuction.com, Inc.
               501 Madison Avenue
               14th Floor
               New York, NY 10022
               Telecopy No.: (212)486-9751
               Attention: Michael N. Hering

               with copies to:


               Proskauer Rose LLP
               1585 Broadway
               New York, NY 10036-8299
               Telecopy No.: (212) 969-2900
               Attention: Jeffrey A. Horwitz, Esq.

               Copies of all notices to Baring shall be delivered to:

               Tannenbaum Helpern Syracuse & Hirschtritt LLP
               900 Third Avenue
               New York, NY 10022
               Telecopy No.: (212) 371-1084
               Attention: Arthur Lowenstein, Esq.


Each party to this letter may, from time to time, change its notice address or copy address or add or substitute a copy party and a copy address, by giving notice to the other party in the maIUler provided in this paragraph.

         11. Termination.

         This Agreement shall continue in full force and effect until the earlier of:

         (i) such time as all of the parties to this Agreement holding Common Stock and Preferred Stock shall agree to its termination;

         (ii) the Company shall close a Public Offering of its Common Stock; or

         (iii) such time when the Founders own less than 10% of the Company's stock (on a fully diluted basis) (not including the Call Shares).

         12. Rights, Obligations and Remedies. None of the parties hereto may assign, transfer or otherwise dispose of any of their rights or obligations under this Agreement. All rights and obligations under this Agreement shall inure to and be binding upon the parties hereto and each of their respective heirs, personal representatives, successors and assigns. The rights and obligations under this Agreement are several, with each party being completely free to enforce any or all rights or obligations under this Agreement against any other party with or without the concurrence or joinder of any other party. The Shares are unique, and damages that might result to any party by breach of this Agreement by any other party are difficult to determine, and, therefore, in addition to all of the other remedies that may be available under applicable law, any party shall have the right to equitable relief, including, without limitation, the right to enforce specifically the terms of this Agreement by obtaining injunctive relief against any party violating its terms.

         13. General.

         (a) Headings. All headings in this Agreement are for convenience only, and they do not form a part of this Agreement and shall not affect its interpretation.

         (b) Gender, Number and "Person". Words used in this Agreement, regardless of the gender or number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires. The term "person" includes a corporation, partnership or other association, as well as a natural person.

         (c) Waiver. No course of dealing by any party or by the holder of any note that may be issued as permitted by this Agreement, nor any delay or failure on the part of any person to exercise any right shall operate as a waiver of such right or otherwise prejudice such person's rights, powers and remedies, nor shall any waiver of one breach be construed as a waiver of any rights or remedies with respect to any subsequent breach.

         (d) Enforceability. If any part of this Agreement is found to be invalid, illegal or unenforceable with respect to any person or set of circumstances under any present or future laws in effect at any time during the tenn of this Agreement, then and in that event it is the intention of the parties that the remainder of this Agreement shall not be affected thereby, and it is also is the intention of the parties that in lieu of the part of this Agreement that is invalid, illegal, or unenforceable, there be added as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable part as may be possible and be valid, legal and enforceable.

         (e) Entire Agreement. This writing represents the entire Agreement and understanding of the parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings of the parties in connection herewith. This Agreement may not be amended or modified except by an agreement in writing signed by each of the parties hereto at the time.

         (f) Counterparts. This Agreement may be executed in several counterparts each of which is an original and any Stockholder may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart to produce or account for any of the other counterparts.

         (g) Governing Laws. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles governing the conflict of laws applicable in that or any other jurisdiction.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.



                                   SKY AUCTION.COM, INC.


                                   By:
                                       ------------------------------
                                   Name:
                                   Title:

                                   STOCKHOLDERS:



                                   ----------------------------------


                                   ----------------------------------


                                   ----------------------------------


                                   ----------------------------------


                                   ----------------------------------


                                   ----------------------------------


                                   ----------------------------------

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.


                                   SKYAUCTION.COM INC.


                                   By: /s/ Michael N. Hering
                                      ----------------------------------
                                      Name:  Michael N. Hering
                                      Title: CEO


                                   STOCKHOLDERS:


                             Name: BARING LATIN AMERICA PRIVATE EQUITY
                                   FUND, L.P.


                                   By: Baring Latin America Partners, LLC,
                                       its General Partner



                                   By: /s/ Varel D. Freeman
                                      ----------------------------------
                                      Varel D. Freeman, Managing Member


                          Address: 230 Park Avenue
                                   New York, New York 10169
                       TelefaxNo.: (212) 309-1794


                             Name:



                                   Baring Asia Private Equity Investments
                                     XIX Ltd,


                                   By: /s/ Connie Helyar
                                      ----------------------------------
                                       Connie Helyar, Director

                          Address: P.0. Box 431
                                   13-15 Victoria Road
                                   St. Peter Port
                                   Guernsey Channel Islands
                                   GY1 32D, United Kingdom
                       Telefax No: 44 1481 715219

                                   /s/ Michael N. Hering
                                   ------------------------------
                             Name: Michael N. Hering
                          Address: c/o SkyAuction.com, Inc.
                                   501 Madison Avenue
                                   New York, NY 10022


                                   /s/ Salvatore Esposito Jr.
                                   ------------------------------
                             Name: Salvatore Esposito Jr.
                          Address: c/o SkyAuction.com, Inc.
                                   501 Madison Avenue
                                   New York, NY 10022


                                   /s/ Don Freno
                                   ------------------------------
                             Name: Don Freno
                          Address: c/o SkyAuction.com, Inc.
                                   501 Madison Avenue
                                   New York, NY 10022
                              Fax: (212) 486-9751


                                   Venture Marketing Group, LLC

                               By: /s/ Eric Ritter
                                   --------------------------------
                                   Name: Eric Ritter
                                   Title: Member

                          Address: 48 Blueberry Lane
                                   Darien, CT 06820
                                   Fax: (203) 655-6639


                                   /s/ Leonard Schutzman
                                   ------------------------------
                             Name: Leonard Schutzman
                          Address: 48 Blueberry Lane
                                   Darien, CT 06820
                                   Fax: (203) 655-6639

                                   ------------------------------
                             Name: Robert Kaplan
                          Address: 16 F Putnam Green
                                   Greenwich, CT 06830 Fax:


                                   /s/ Eric Ritter
                                   ------------------------------
                             Name: Eric Ritter
                          Address: 48 Blueberry Lane
                                   Darien, CT 06820
                                   Fax: (707) 215-1141